Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Karen M. Spaun, SVP & Chief Financial Officer, (248) 204-8178
Holly Moltane, Director of External Financial Reporting, (248) 204-8590
MEADOWBROOK INSURANCE GROUP, INC.
EXERCISES OPTION TO ACQUIRE REMAINING EARNINGS FROM THE U.S.
SPECIALTY UNDERWRITERS BUSINESS
SOUTHFIELD, MICHIGAN
February 4, 2008
Meadowbrook Insurance Group, Inc. (NYSE: MIG) announced today its termination of the Management Agreement associated with its acquisition of the business of U.S. Specialty Underwriters, Inc. (“USSU”). As previously announced, in April 2007, the Company entered into an agreement to acquire the excess workers’ compensation business of USSU for a purchase price of $23.0 million.
In conjunction with the acquisition, the Company entered into a Management Agreement with USSU. Under the terms of the Management Agreement, USSU was responsible for the daily administration and management of the business. USSU’s consideration for the performance of its duties was in the form of a management fee payable by the Company based on a share of net income before interest, taxes, depreciation, and amortization. The Company retained the option to terminate the Management Agreement, at its discretion, based on a multiple of the management fee calculated for the trailing twelve months.
Effective January 31, 2008, the Company exercised its option to terminate the Management Agreement for a termination payment of $21.5 million.
Commenting on the termination of the Management Agreement, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “As we anticipated, we have executed on the second half of the economics of the USSU transaction. To date, we have been very pleased with the execution of this acquisition and look forward to continued growth and solid performance in the excess workers’ compensation business.”
USSU is based in Cleveland, Ohio, and produces fee income for the Company by underwriting excess workers’ compensation coverage for a select group of insurance companies.
About Meadowbrook Insurance Group
A leader in the specialty program management market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company’s most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; ability to obtain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; attainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.